Exhibit 99.1

        Kimco Realty Reports First Quarter Operating Results;
                     Record Funds From Operations

    NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--April 25, 2005--

    Highlights:

    --  Net Income Increased 21.6% to $86.8 million
    --  Net Income Per Share Increased 19.7% to $0.73
    --  Funds From Operations Increased 7.2% to $108.5 million
    --  Funds From Operations Per Share Increased 5.6% to a Record
        Level of $0.94
    --  $135 million of New Investment Activity
    -- Redevelopment and Capital Projects Pipeline Increased to $230 million

    Kimco Realty Corporation (NYSE: KIM) today announced net income for the first quarter ended March 31, 2005 increased 21.6 percent to $86.8 million from $71.4 million a year ago. On a per share basis, net income increased 19.7 percent to $0.73 from $0.61 in the first quarter of 2004. Income from continuing operations for the first quarter increased to $84.3 million compared to $73.9 million a year earlier, representing a 14.1 percent improvement. On a per share basis, income from continuing operations increased 12.7 percent to $0.71 from $0.63 in the year earlier period.
    Kimco's first quarter funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, rose 7.2 percent to $108.5 million from $101.3 million for the same period last year. On a diluted per common share basis, first quarter FFO increased 5.6 percent to $0.94 from $0.89 a year ago. FFO on a per share basis and on an absolute basis were the highest reported for any quarter in the Company's history.
    Excluded from FFO for the quarter ended March 31, 2005 are net gains on dispositions of operating properties and property transfers of $4.0 million, or $0.03 per share. Also excluded are the Company's prorata portion of gains on sales of properties included in equity in income of real estate joint ventures of $8.3 million, or approximately $0.07 per share. Funds from operations for the prior year excludes net gains on dispositions of operating properties and joint venture operating properties of approximately $2.5 million, or $0.02 per share.
    FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.
    Kimco's parent portfolio occupancy remained high at 93.4 percent. For the quarter, Kimco signed 102 new leases in this portfolio totaling 567,000 square feet. Sixty-two of these new leases were for spaces where the company replaced a prior tenant from a year ago. The average increase in contractual base rent on these same space leases was approximately 8.0 percent. The remaining leases signed resulted in new base rental income of $4.5 million. These leases were for new expansions, properties that were acquired, or units that were previously non-rent producing in the previous twelve months. The Company also had 104 tenant renewals, or option exercises totaling 957,000 square feet resulting in an average rent increase of 8.2 percent.
    The Company has also accelerated its redevelopment plans on a significant number of properties. Kimco has 30 existing major capital projects, including three developments, underway in the parent portfolio representing approximately $230 million of new investment and 36 projects that are in preliminary stages of redevelopment. Redevelopments are also a focus in the joint venture programs, where 15 projects are in active redevelopment totaling approximately $45 million of new investment and 22 projects in preliminary stages of redevelopment. Kimco is increasing investment in these portfolios to create value and generate superior investment returns for shareholders.
    Management has also identified a number of properties in this portfolio for potential disposition. During the quarter, the Company disposed of two operating shopping centers and a vacant parcel of land totaling $17.8 million and an additional property subsequent to quarter end.

    Investment Activity

    Kimco recently acquired interests in five U.S. shopping center properties for an aggregate investment of approximately $49.0 million. Curlew Crossing Shopping Center located in Clearwater, Florida was acquired for $17.7 million. Home Depot, Staples and JoAnn Stores, Inc. anchor this 207,000 square foot shopping center. Poway City Centre, a 122,000 square foot shopping center located in Southern California, was acquired for $19.5 million. Steinmart, Office Depot and Home Goods, a subsidiary of TJX Companies, Inc., anchor this shopping center. Kimco also acquired an interest in a Kmart location in Hillsborough, New Jersey for approximately $4.0 million where Kmart is paying a rent that is substantially below market. Finally, the Company acquired a $3.0 million fully leased out-parcel adjacent to the Company's existing Rivergate Station shopping center in Madison, Tennessee.
    Kimco continued to increase the Company's co-investment and asset management business, where the Company now manages approximately $5.0 billion of assets. During the quarter, Kimco completed an asset management agreement and joint venture with the UBS Wealth Management
- North American Property Fund to acquire, own and operate a portfolio of high quality neighborhood and community shopping centers. Five recently acquired properties were transferred to the program during the quarter at an aggregate cost of approximately $77.0 million. Kimco will maintain a 20.0 percent economic interest and retain management of the properties.
    Kimco also transferred three properties to the Kimco / GE co-investment program totaling $54.1 million, including one property from the Kimsouth portfolio. This venture now owns 39 shopping center properties totaling 5.7 million square feet of gross leasable area. The average occupancy in this portfolio is approximately 94.8 percent.
    The Kimco Income REIT (KIR) acquired a property adjacent to an existing KIR property for approximately $4.6 million and sold one shopping center for $40.8 million. In addition, KIR sold a former Kmart store to Target for $2.3 million for a new Target location, which will revitalize the property. KIR consists of 69 shopping centers totaling 14.2 million square feet and is 97.1 percent occupied.
    Kimco also sold two properties from the PL Retail LLC venture, which owns 32 properties, for proceeds of $35.0 million and four properties from Kimsouth LLC for approximately $55.7 million. Kimsouth has eight properties remaining.
    The Company continued to expand its preferred equity program investing $16.9 million in eight transactions. Kimco's preferred equity portfolio has grown to include 83 properties with an aggregate investment of approximately $180 million. Kimco anticipates closing on approximately seven more preferred equity transactions totaling $22.0 million of new investment during the second quarter.
    Kimco's merchant building business, Kimco Developers Inc. (KDI), completed sales of two shopping centers and portions of five additional projects generating proceeds of $85.8 million. These property sales resulted in gains on sales of approximately $5.2 million, net of tax. In addition, KDI acquired five new projects for development for $25.6 million and invested approximately $48 million in its pipeline of 25 shopping center developments.
    In Mexico, Kimco recently closed on two new shopping development projects; a Home Depot anchored shopping center in Pachuca, Mexico and a Wal-Mart anchored shopping center in Acapulco, Mexico. In addition, the Company transferred 50 percent of its interest in the Huehuetoca, Mexico, development project to its joint venture with GE Real Estate in Mexico. Kimco also participated in the successful public tender offer for all of the outstanding shares of G. Accion, one of Mexico's largest commercial real estate owners. Kimco now owns approximately
19.6 percent of the Company.
    Kimco Select Investments, the Company's opportunity fund investment subsidiary, invested approximately $26.0 million in other real estate related securities during the quarter.

    Canadian Bond Issuance

    As previously announced, Kimco North Trust III, a wholly-owned entity of Kimco Realty Corporation, recently completed the issuance of $150 million Canadian denominated senior unsecured notes. The notes bear interest at 4.45 percent and mature on April 21, 2010. Kimco Realty Corporation has provided a fully and unconditional guarantee of the notes, which were rated A- and Baa1 by Standard & Poor's and Moody's Investors Service, respectively. This represents the first time a U.S. REIT has raised debt capital in the Canadian market. The proceeds will be used by Kimco North Trust III to pay down outstanding indebtedness under existing credit facilities, to fund long-term investments in Canadian real estate and for general corporate purposes.

    Earnings Guidance

    As a result of the Company's strong operating performance, Kimco's management raised the lower end of its range of guidance for FFO from $3.77 to $3.78. Management now anticipates a range for FFO per share of $3.78 - $3.83 for the year ending December 31, 2005.
    Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 45 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 781 properties comprising approximately 114.0 million square feet of leasable space located throughout 42 states, Canada and Mexico. For further information refer to the Company's web site at www.kimcorealty.com.

    Safe Harbor Statement: The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2004. Copies of each filing may be obtained from the Company or the SEC.



                       Kimco Realty Corporation
              Condensed Consolidated Statements of Income
                 (In thousands, except per share data)
                              (unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                      2005    2004
                                                  -------- --------

 Revenues from rental property                    $132,043 $139,137
                                                  -------- --------

 Rental property expenses:
   Rent                                              2,574    2,820
   Real estate taxes                                16,395   16,281
   Operating and maintenance                        18,000   16,377
                                                    ------   ------
                                                    36,969   35,478
                                                    ------   -------

                                                    95,074  103,659

 Income from other real estate investments          16,608    6,171
 Mortgage financing income                           3,105    3,560
 Management and other fee income                     7,653    5,761
 Depreciation and amortization                     (26,031) (26,352)
                                                    ------- --------
                                                    96,409   92,799

 Interest, dividends and other investment income     4,040    3,003
 Other income/(expense), net                          (947)   1,910

 Interest expense                                  (28,640) (27,228)
 General and administrative expenses               (12,004) (10,228)
                                                    -------  -------
                                                    58,858   60,256

 Provision for income taxes                         (2,637)  (2,103)

 Equity in income of real estate joint ventures,
 net                                                24,381   14,005
 Minority interests in income, net                  (3,136)  (2,199)
 Gain on sale of development properties,
    net of tax of $3,479 and $2,599, respectively    5,219    3,899
                                                    ------   ------
 Income from continuing operations                  82,685   73,858
                                                    ------   ------


Discontinued Operations:
------------------------

 Income from discontinued operating
   properties                                         104       445
 Loss on operating properties held for sale/sold       --    (4,151)
 Gain on disposition of operating properties        2,396     1,237
                                                  --------   -------
 Income/ (loss) from discontinued operations        2,500    (2,469)
                                                  --------   -------

 Gain on transfer of operating properties (1)       1,595        --
                                                  --------   -------

 Net income                                        86,780    71,389

 Preferred stock dividends                         (2,909)   (2,909)
                                                  --------   -------

 Net income available to common shareholders      $83,871   $68,480
                                                  ========  ========

Per common share:
 Income from continuing operations:
      - Basic                                       $0.72     $0.64
                                                  ========  ==========
      - Diluted                                     $0.71(2)  $0.63(2)
                                                  ========  ==========
 Net income:
      - Basic                                       $0.74     $0.62
                                                  ========  ==========
      - Diluted                                     $0.73(2)  $0.61(2)
                                                  ========= ==========

Weighted average shares outstanding:
      - Basic                                     112,730   110,805
                                                  =======   ==========
      - Diluted                                   117,155(2)113,150(2)
                                                  ========= ==========

 Income subject to income taxes                   $15,308   $11,989


(1) Included in the calculation of Income from continuing operations per common share in accordance with SEC guidelines.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net income available to common shareholders would be increased by $1,607 for the three months ended March 31, 2005 reflecting the distribution associated with the units. For the period ended March 31, 2004, the impact of the conversion would have an anti-dilutive effect on net income and therefore has not been included.

    Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.


                       Kimco Realty Corporation
                         Funds From Operations
                 (In thousands, except per share data)
                              (unaudited)

                                                   Three Months Ended
                                                        March 31,
                                                      2005    2004
                                                  --------  ----------
Funds From Operations
 Net income                                        $86,780  $71,389
 Gain on disposition of operating properties,
    net of minority interests                       (3,991)  (1,237)
 Gain on disposition of joint venture
    operating properties                            (8,288)  (1,223)
 Depreciation and amortization                      26,183   26,992
 Depreciation and amortization -
    real estate joint ventures                      10,760    8,248
 Preferred stock dividends                          (2,909)  (2,909)
                                                  --------  --------

 Funds from operations                            $108,535 $101,260
                                                  ======== =========

Per common share:
       - Basic                                       $0.96    $0.91
                                                  ======== =========
       - Diluted (3)                                 $0.94    $0.89
                                                  ======== =========


Weighted Average Share Information for FFO Calculations

 Weighted average shares:
   - Basic                                         112,730  110,805
                                                   =======  =======
   - Diluted(3)                                    117,155  115,534
                                                   =======  =======

(3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $1,607 and $1,502 for the three months ended March 31, 2005 and 2004, respectively.

   NOTE: Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

                       Kimco Realty Corporation
                 Condensed Consolidated Balance Sheets
                   (In thousands, except share data)
                              (unaudited)

                                                March 31, December 31,
                                                   2005        2004
                                                ---------- -----------
Assets:
 Operating real estate, net of accumulated
    depreciation of $686,447 and $634,642,     $ 3,046,718 $3,095,360
     respectively
 Investments and advances in real estate joint
  ventures                                         609,244    595,175
 Real estate under development                     371,917    362,220
 Other real estate investments                     190,862    188,536
 Mortgages and other financing receivables         141,189    140,717
 Cash and cash equivalents                          96,141     38,220
 Marketable securities                             171,971    123,771
 Accounts and notes receivable                      57,366     52,182
 Other assets                                      153,214    153,416
                                                ---------- -----------
                                                $4,838,622 $4,749,597
                                                ========== ===========
Liabilities:
 Notes payable                                  $1,618,743 $1,608,925
 Mortgages payable                                 345,990    353,071
 Construction loans payable                        176,819    156,626
 Dividends payable                                  71,892     71,489
 Other liabilities                                 230,568    216,195
                                                ---------- -----------
                                                 2,444,012  2,406,306
                                                ---------- -----------
 Minority interests                                112,539    106,891
                                                ---------- -----------

Stockholders' Equity:
 Preferred Stock, $1.00 par value, authorized
  3,600,000 shares
 Class F Preferred Stock, $1.00 par value,
  authorized 700,000 shares
   Issued and outstanding 700,000 shares               700        700
   Aggregate liquidation preference $175,000
 Common Stock, $.01 par value, authorized
  200,000,000 shares
   Issued and outstanding 113,087,015 and
    112,426,406 shares, respectively                 1,131      1,124

Paid-in capital                                  2,221,404  2,200,544
Retained earnings / (Cumulative distributions
 in excess of net income)                           11,131     (3,749)
                                                ---------- -----------
                                                 2,234,366  2,198,619
Accumulated other comprehensive income              47,705     37,781
                                                ---------- -----------
                                                 2,282,071  2,236,400
                                                ---------- -----------
                                                $4,838,622 $4,749,597
                                                ========== ===========

Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.


                       Kimco Realty Corporation
  Reconciliation of Projected Diluted Net Income Per Common Share to
           Projected Funds From Operations Per Common Share
                               Unaudited

                                                       Projected Range
                                                        Full Year 2005
                                                          Low    High
                                                         -----  ------
Projected diluted earnings per common share              $2.69  $2.74
Projected depreciation and amortization                   0.84   0.84
Projected depreciation and amortization
  real estate joint ventures, net of minority
  interests                                               0.36   0.36
Gain on disposition/transfer of operating
 properties                                              (0.04) (0.04)
Gain on disposition of joint venture
  operating properties, net of minority
  interests                                              (0.07) (0.07)
                                                         -----  ------
Projected FFO per diluted common share                   $3.78  $3.83
                                                         =====  ======


Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.

    CONTACT: Kimco Realty Corporation
             Scott Onufrey, 516-869-7190
             sonufrey@kimcorealty.com